EXHIBIT 10.10


               TERMINATION OF MANAGEMENT AGREEMENT


        This TERMINATION OF MANAGEMENT AGREEMENT (this "Termination") is made as of November 15, 1999 (the "Effective Date"), by and between FOODMASTER INTERNATIONAL L.L.C., a Delaware limited liability company ("Company"), and DEVELOPED TECHNOLOGY RESOURCE, INC., a Minnesota corporation ("Manager").

                      PRELIMINARY STATEMENT

     The Company and Manager are parties to that certain Amended and Restated Management Agreement dated as of September 11, 1998, (the "Management Agreement"). The Manager was responsible for the operations, planning and day to day management functions of the Company pursuant to the Management Agreement and that certain Amended and Restated Limited Liability Company Agreement of the Company dated September 11, 1998 (the "Operating Agreement"). Pursuant to Section 16, the Management Agreement may be
terminated upon the mutual agreement of the Company and the Manager.

                            AGREEMENT

     The Company and the Manager hereby agree as follows:

       Section   1.                Termination.   The  Management
Agreement is hereby terminated effective as of the date hereof.

     Section 2.               Counterparts.  This Termination may
be executed in one or more counterparts, each of which shall be deemed an original.

      Section 3. Binding Effect. This Termination shall be binding upon and inure to the benefit of the Company and the Manager and their respective successors and assigns, including, without limitation, any United States trustee, any debtor-in-possession or any trustee appointed from a private panel.

     Section 4. General Release. Except as may be otherwise provided herein, the Manager, on behalf of itself and its heirs, successors and assigns, and the Company, on behalf of itself and its heirs, successors and assigns, hereby fully and forever release and discharge the other party to this Termination and its respective, subsidiaries, affiliates, divisions, successors and assigns, together with their respective officers, directors, agents and employees, from any and all claims, fees, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders or liabilities of any kind or nature, in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, which the releasing party now owns or holds or has at any time heretofore owned or held as against the other party to this Termination, arising out of or in any way connected with the duties of the parties hereto under the Management Agreement, or the termination of the same, or any other transactions, occurrences, acts of omissions or any loss, damage or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of the parties hereto committed or omitted prior to the date of this Agreement, including, but not limited to any and all claims for attorneys' fees and costs under any statute, regulation, or judicial precedent that shifts responsibility to either of the parties hereto for payment of attorney's fees and costs in litigation arising out of the Management Agreement.

     Section 5.     Certain Costs and Expenses.

          (a) The Manager shall be entitled to reimbursement by the Company for all of the costs and expenses incurred by the Manager for the performance of its duties under the Management Agreement up to and including the Effective Date. The manner and amount of such reimbursement shall be governed by the applicable provisions of the Management
     Agreement. The Manager hereby covenants and agrees to provide the Company with a statement of all such costs and expenses within sixty (60) days after the date hereof, and the Company agrees to pay any undisputed costs and expenses within thirty (30) days of receipt of the statement. The Company hereby agrees to provide the Manager with written notice of any reasonable objection to any of the costs and expenses contained in such statement within fifteen (15) days of receipt of the statement, which notice shall include a specific description of any disputed cost or expense. Any disputed amount shall be deposited in escrow according to terms and conditions mutually agreeable to the parties hereto, and each of the Company and the Manager hereby covenant and agree to use their best efforts to resolve any such dispute in a timely manner.

          (b) In addition to the costs and expenses payable by the Company to the Manager pursuant to Section 5(a) of this Termination, the Company hereby agrees that, if the Manager is required to terminate the existing employment agreement between the Manager and Kevin Cuthill or Denis Gablenko (the "Employment Agreement") as a result of this Termination, the Company will reimburse the Manager for certain termination expenses which may become due and payable after the Effective Date. Any amounts paid by the Manager to Kevin Cuthill or Denis Gablenko as a severance payment, including travel expenses, pursuant to the terms of the Employment Agreement shall be subject to the reimbursement requirement of this Section 5(b). The Manager will provide the Company with a written statement which shall include an itemized list of the severance expenses, and the Company agrees pay the Manager an amount equal to the undisputed amount of the severance expenses within thirty (30) days of receiving such statement Any disputes with respect to such reimbursement shall be settled in the manner provided for in Section 5(a) of this Termination. The Manager acknowledges and agrees that the obligation of the Company to reimburse the Manager for the severance expenses contemplated in this Section 5(b) shall in no manner whatsoever constitute an assumption by the Company of any of the obligations or other liabilities of the Manager with respect to the Employment Agreement, including, without limitation, any claim, damages or other liability of the Manager which may arise under the
     Employment Agreement in addition to the obligation of the Manager to provide a severance payment.

     Section 6. Operating Agreement. As of the Effective Date, the Operating Agreement shall be terminated and replaced by the Second Amended and Restated Operating Agreement of the Company, dated as of the date hereof, and all of the rights, duties and obligations of the Manager, as a member of the Company, shall be governed thereby.

     Section 7. Governing Law. This Agreement is entered into and executed in, and shall be construed in accordance with the internal laws of the State of Delaware, USA, without regard to the application and effect its conflict of laws principles.

     Section 8. Entire Agreement. This Agreement constitutes the entire agreement concerning the Manager's employment and termination and all other matters addressed herein. This Termination supersedes and replaces all prior and contemporaneous negotiations and all agreements proposed or otherwise, whether written or oral, concerning all subject matter covered herein.

      Section 9. Severability. If one or more of the provisions of this Termination shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect or impair any other provisions of this Termination, but this Termination shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

      Section 10. No Admission. The parties are entering into this Termination solely to effectuate a mutually acceptable termination of the Management Agreement. The parties do not believe that they have done anything wrong, and the fact that they are entering into this Termination should not be understood as an admission by either of the parties hereto that they have violated the respective rights of the other party in any manner whatsoever, or the rights of any third party.

       The Company and the Manager have entered into this Termination as of the date first above written.

                              FOODMASTER INTERNATIONAL L.L.C., a
                              Delaware limited liability company


                              By:
                              Name:
                              Title:




                              DEVELOPED TECHNOLOGY RESOURCES,
                              INC., a Minnesota corporation




                              By:
                              Name:
                              Title:



                 WRITTEN CONSENT OF THE MEMBERS
                               OF
                 FOODMASTER INTERNATIONAL L.L.C.

     The undersigned, being all of the members of FOODMASTER
INTERANTIONAL L.L.C., a Delaware limited liability company (the
"Company"), acting pursuant to Section 18-302 (d) of the Delaware
Limited Liability Company Act, hereby adopt the following resolutions by written consent:

     RESOLVED, that the Company, through its Board of Directors, is hereby authorized to terminate that certain Amended and Restated Management Agreement (the "Management Agreement"), dated September 11, 1998, by and between the Company and the Developed Technology Resources; and further

     RESOLVED, that Robert H. Peyton is hereby authorized to execute such documents and take such other and further actions as may be required to carry out the termination of the Management
Agreement; and further

     RESOLVED, that all actions of the Board of Directors of  the
Company   related  to  said  transaction  are  hereby   ratified,
confirmed and adopted.

     ADOPTED as of the 15th day of November, 1999.

                              DEVELOPED TECHNOLOGY RESOURCE,
                              INC., a Minnesota corporation


                              By:
                              Name:
                              Title:

                              API DAIRY PARTNERS L. P., a
                              Delaware limited partnership
                                 By:  C.I.S. Management Company,
                                 L.L.C., a Delaware limited
                                 liability company


                              By:
                              Name:
                              Title:

                              AGRIBUSINESS PARTNERS INTERNATIONAL
                              L.P. II, a Delaware limited
                              partnership
                                 By:  C.I.S. Management Company,
                                 L.L.C., a Delaware limited
                                 liability company



                              By:
                              Name:
                              Title: